Exhibit 99.2

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003

February 11, 2004 / 8:00 AM PT

Operator

Thank you for standing by and welcome to this Health Net, Inc. conference call. Today’s conference is being recorded. At this time, I would like to turn the call over to the Senior Vice President of Investor Relations, David Olson. Mr. Olson, please go ahead.

David Olson – Health Net, Inc. – SVP of Investor Relations

Thank you very much. Good morning, everyone. Certain matters discussed on today’s call contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve risks and uncertainties. All statements other than statements of historical information may be deemed to be forward-looking statements.

Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Cautionary Statements” section included within the company’s most recent Annual Report on Form 10-K filed with the SEC and the risks discussed in the company’s other periodic filings with the SEC. Listeners are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgment, belief or expectation, only as of the date hereof.

The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this call. With that out of the way, let me turn the call over to our CEO, Jay Gellert.

Jay Gellert – Health Net, Inc. – CEO

Thank you, David, and good morning. I’d like to present our fourth quarter and ’03 data and discuss our position as we enter ’04. Looking back to ’03, at about this time last year, our earnings outlook was around $2.50. So at $2.73 for the full year from continuing operations, we came in well ahead of those initial expectations. We did benefit, as did many, from some early signs of moderating cost trends, but we also showed focus and discipline in pricing and in enrollment growth.

When we started 2003, we stated that we wanted to continue diversifying the commercial book away from large group and to a lower dependence on HMO products.

We achieved both in 2003. Enrollment, excluding CalPERS, was up more than 2 percent while the commercial and overall health plan MCR improved year-over-year. In addition to the strong post-PERS California growth, Oregon grew substantially and Arizona rebounded nicely to end the year ahead of 2002.

Oregon, in fact, is doing extremely well and is a virtual staging ground for new products and service concepts. Across all health plans, we targeted small group and individual, and it grew by more than 10 percent so that it now accounts for over one-third of our commercial book. HMO is now just 50 percent, down from about 65 percent in ’01. In all likelihood, its share of our book will continue to slowly decline over the next several years as we introduce new consumer-directed products.

Building on our ’03 enrollment momentum, January ’04 enrollment looks very encouraging. We added approximately 60,000 new net members in California for January and about 50,000 overall. In the Northeast, we saw some additional slice account attrition, but for the first time overall, in quite a long time, we start the year on an enrollment upswing. While we continue to do well in small group, we also picked up some attractive new large groups, including Raytheon, CalTech and Home Depot.

In each case, our new suite of consumer information services, called the Rosetta Stone, played a critical roll in landing the account. This suite provides customers with health care information they can use to make informed decision about various treatment options. Ultimately, as we shift more of the financial burden to consumers, we will provide them with value-added information they can use in real life settings. This effort will help us as we move more and more in the customer-directed arena.

We have high hopes for this effort, the new branding effort, and we’ll have more to say about this in the coming weeks. We are now experiencing a slightly greater shift in our commercial product and segment mix towards lower priced products and towards the West Coast. So at this time we expect commercial yields to come in the tens in ’04 versus ’03. The benefit buydown looks to be about 200 basis points.

As always, our pricing thought is to try to be about 50 basis points above the cost trend. We more than hit that mark in ’03 as demonstrated by our MCR performance. We believe we can continue to produce improvements in ’04. A new dimension to our business are the opportunities presented by Medicare modernization. Obviously, the whole climate has improved.

In the near term, it stabilizes our current book of business, improves revenues, enhances our competitiveness. We are not an insignificant player in this business, as we recorded about $1.4 billion in Medicare revenue in ’03 on a base of about 170,000 enrollees, more than 100,000 of which are in California. We made our filings week before last and believe, based on initial data, that we’ll see membership growth in Medicare in ’04.

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT

Consistent with the law, our filings show that the incremental revenue is being plowed back into the program in the form of lower premiums, enriched benefits and higher payments to providers to ensure network stability. Medicaid is also a strong line of business despite the California budget issues. We absorbed the rate reduction last October 1st. We saw Q4 enrollment slip as the state tightened eligibility requirements. But with our strong dedicated network that is overwhelmingly capitated and our experience in the program, we’re maintaining its integrity.

We’re proud of the fact we won two new counties in ’03 that will give us enrollment growth in ’04. Our budget anticipates additional small reductions in October of this year on the reimbursement side. Given all of this, though, we look forward to continued strong participation in the program. Health care costs are an issue on everyone’s mind. We are working to reduce the rate of growth in health care costs. We’ve managed to bring down the rate of growth in pharmacy by aggressively managing the preferred drug list, expanding copay, promoting multiple tier products and making some tough calls on categories.

Year-over-year, our PMPM rose only 6 percent. This success is benefiting our employers and members. We think the outlook for ’04 is good, though our pharmacy team has a tough comparison, given the outstanding ’03 performance. Our current thinking is that the pharmacy trend will be in the 7 to 8 percent range for ’04. We’re watching and working on the entire specialty area and we’ll likely have more to say about it in ’04. Our biggest health care issue in ’03 was hospital costs.

We think we’ve made some strides in lowering this trend and the fourth quarter has given us some positive news. Our current expectation is that this trend will run in the low double digits in ’04. Our recontracting efforts targeted unit costs as they’ve been the key culprit. We have not had a significant utilization problem on the inpatient side. In some markets, in fact, we faced outpatient issues that are larger than the inpatient issues, especially in the Northeast. Physician costs remain relatively stable, rising in the high single digits in ’03 and we expect a slightly lower trend in ’04. With this all said, we are far from a solution on health care costs. We still need to bring down the increases in costs.

There are many new products being touted as answers to this. We are participating in a number of them, but we believe that our Rosetta Stone suite of services will empower people in a true way to make fundamental choices and allow them to actually affect the cost of care. We take our role seriously, and we also take our role seriously in helping the nation’s men and women in uniform in these changing times. We won the new TRICARE North region. The protests have been denied. We’re proceeding with implementation. The contracts we continue to serve are doing well.

They will begin to roll off over a several month period later this year. We don’t expect any significant quarterly issues on P&L as a result of this, but cash flow for the full year will be impacted. The paydown of runout claims on the old contracts and payment

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT

timings on the new contracts will reduce our operating cash flow in ’04. In ’05, we’ll go back to our previous target of operating cash flow in excess of net income plus D&A. It’s important to note that in the four years prior to ’03, we accumulated nearly $430 million in operating cash flow in excess of net income plus D&A, and that’s in large part due to the TRICARE payment.

We will have a better view on the exact effect on cash flow in our first quarter call, but this year, and this year only, it will bring our operating cash to a level that’s less than net income plus D&A. We intend to continue buying back stock. Next year, we expect, as I said, that our prior pattern of cash flow exceeding net plus D&A will continue. The press release includes our first view of quarterly earnings in ’04 and some modified guidance for the full year.

In the first quarter, we expect earnings to come in between $.51 and $.55, which is below the current First Call meet, a number which we have not previously commented on. The quarter is being influenced by leap year, which gives us an extra day of health care costs. That alone is worth a dime per share. We’re also seeing our typical seasonality.

Our January renewal book is still predominantly groups with first dollar coverage, so we don’t get the benefits that some others do from the deductible factor. With our G&A running higher than it will in the second half as a result of the Health Net One project, and with some issues in New Jersey, we weren’t able to make up for that effect as we thought. We are also providing a broad range of full-year earnings expectations, $2.92 to $3.07.

We are being cautious, as we seek to reclaim the Q1 leap year dime, and we are dealing with some challenges in the Northeast, primarily in New Jersey, where our recontracting efforts did not achieve what we’d hoped. Our health care costs there are currently running higher than expectations. The rest of the Northeast continues to perform. We are presently pricing to reflect this issue.

We have several initiatives under way, but we’re being cautious as we look at ’04 to reflect the experience we presently see. This is an operational challenge which we are ready to take on and we are confident we can resolve this issue.

We are pleased that the other parts of our company are doing well and the prospects remain good. Our fundamentals are sound and the management team has focus. We have a strong differentiating brand positioning about to be launched. All this says is we can look forward to a solid ’04 with growing confidence about ’05. Thank you for your time, and let me now turn the call over to Marv.

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT

Marv Rich – Health Net, Inc. – EVP, Finance and Operations

Thank you, Jay. With my arrival at Health Net over two years ago, our focus has been on long-term growth and efficiency and our results throughout 2003 demonstrated the progress we have made toward achieving our goal. Our earnings per share from continuing operations was $.78 in the fourth quarter of 2003.

In the fourth quarter of 2003, we recorded a gain of almost $19 million from the sales of our Employer Services, Dental and Vision subsidiaries. We also recorded a write-off of $16.4 million related to two buildings held for sale and an investment. The fourth quarter of 2002 included write-offs of obsolete software and an investment. Excluding all of these items on an operating basis, the Q4 2003 earnings per share increased 27 percent for the fourth quarter of 2002. For the full year of 2003, our earnings per share from continuing operations increased more than 40 percent to $2.73.

Adjusting for charges, one-time items, year-over-year EPS increased by more than 20 percent. The 2003 earnings per share excluded the settlement agreement with Superior National, which we announced in the third quarter. Including the settlement amount and all one-time items, the 2003 earnings per share increased over 10 percent over 2002.

Operating cash flow was $379 million for 2003, as we expected, with the settlement, net of taxes, reducing our cash flow by $89 million. As you have seen, we did record some very small restatements. These restatements resulted from adjustments discussed during our audit process.

The fact is that the items in 2001 and 2002 amounted to less than a dime a share in total. This is obviously not large but reflects the rigor of our audit process. Looking at key metrics, our 2003 health plan MCR and government contracts ratio improved from 2002, and our administrative ratio was about flat. Health care plan MCR was 82.7 percent in 2003, more than 70 basis points improvement over 2002.

Our focus on growth and small and mid-market group segments and our shedding of unprofitable large group business account for this improvement. Small group individual membership grew by more than 10 percent from 2002 to 2003. Large group membership, excluding CalPERS and Pennsylvania members, stayed flat year-over-year.

The government contracts ratio, which includes both health care and administrative costs, improved by more than 50 basis points from 2002 to 2003, primarily due to increased revenue. This ratio increased 20 basis points from Q3 to Q4 ’03 due to a change order settlement received in the third quarter.

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT

Our administrative ratio improved by 20 basis points sequentially and by 10 basis points year-over-year. The fourth quarter improvement was largely due to expense and revenue eliminated in November by the sale of our Employer Services division. In 2003, we increased our staffing and operations areas to keep our improved service levels high as we continue our systems and operation conversion and consolidations.

In the second half of ’04, we expect our administrative expenses to improve dramatically as we begin to realize the efficiencies from our efforts. Our “one company, one system” initiatives are 72 percent complete, based on the number of man hours allocated to the project. In the fourth quarter of 2003, we implemented a common eligibility database, and in the second quarter of this year, we will have one provider database. As I have indicated on our last call, we are still on track to convert California and Oregon’s claims systems to our Health Net One claims system in the third quarter of this year.

Now, let me talk about some additional key metrics, and P&L and balance sheet items. Reserves increased by $33 million from Q3 to Q4. In ’03, as I mentioned last quarter, we had a decline in reserves in Q3 due to a drop in inventory and due to timing issue between Q3 and Q4, an extra claims payment in September. In Q4, inventory levels rose slightly over Q3 levels due to seasonality.

Included in the press release is a supplemental table that shows the company experienced a $21.5 million unfavorable prior period development in 2003, or about 0.4 percent of its current year expenses. This indicates that our methodology is sound. Investment income decreased by $3.8 million from the third quarter to the fourth quarter 2003, primarily due to a Q3 gain on the sale of the common stock holding. 2003 investment income declined by $6.9 million from 2002 due to the lower interest rate environment in 2003.

Other income decreased by almost $10 million sequentially, due to the sale on October 31st of our workers’ comp service subsidiary, Health Net Employer Services. Our debt-to-total cap ratio was 23.5 percent in 2003, virtually flat with 2002 ratio. We have embedded in our target level of 30 percent for eight consecutive quarters. Our CapEx was just under $55 million in 2003. We expect capital expenditures to be about $60 to $65 million in 2004. Government receivables ended the year at $91 million due to the receipt of the cash associated with the interim bid price adjustment.

This bid price adjustment related to our higher health care costs resulting from the reservists’ call-up and the deployment of medical personnel. Finally, due to the generation of cash from our operations, our cash and investment balances increased by about $100 million from 2002 to 2003, even as we continue our share repurchase program. From May 2002 to December 2003, we have purchased 16.8 million shares.

Our diluted shares outstanding were $115.9 million in the fourth quarter of this year, compared to $124 million in Q4 of 2002. In 2002, we believe that we can grow membership at least 3 percent, driven by the small and mid-market group segment. We

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT

can maintain our medical care ratio and our long-term improvements and administrative ratio as we begin to reap the profits and benefits of our Health Net One results. Thank you for your time and let’s start the Q&A process.

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT

QUESTION AND ANSWER

Operator

Today’s question and answer session will be conducted electronically. If you would like to ask a question, you may do so by pressing the star key followed by the digit 1 on your touch-tone telephone. We’ll first begin with Matthew Borsch with Goldman Sachs.

Matthew Borsch – Goldman Sachs

Hi, good morning. Wondering if you could provide some additional detail on the developments in the New Jersey market, both on the hospital recontracting efforts there and also if you could comment on the pricing environment both in New Jersey, the Northeast and maybe even generally on your commercial book, specifically in New Jersey, where the largest insurer in that state recently announced it would be lowering its price increases on its small group business. I’m wondering if you are seeing that and if that’s going to create a headwind this year as you do your own pricing?

Jay Gellert – Health Net, Inc.

The issue that we face in New Jersey is that we went through a massive recontracting and we went off the contractual arrangements we had from the First Option purchase. We misestimated the impact of those renegotiations. We were in a below-market position and didn’t effectively assess the increases, and the market is competitive – that we attributed primarily to misestimation, as we have gone off some unique contractual arrangements, which we don’t have anywhere else, and that’s the root of the issue that we face.

We haven’t seen a significant increase in the competitiveness in our markets. But the degree of competitiveness is great enough that it didn’t really provide for us to overcome the slippage we had as a result of that contracting issue.

Matthew Borsch – Goldman Sachs

Got it. And just on the ’04 outlook for pricing and cost trends, as I understand it, are you going to be actually accelerating your price increases going into ’04, because you were at 8.9 percent commercial yield in the fourth quarter, and you’re looking at a 10 percent yield for the year. Can you talk about – and 6 percent cost rate? Could you talk about where, what’s going on with the pricing?

Jay Gellert – Health Net, Inc.

Well, first of all, we had an anomaly in the fourth quarter. If you look at the whole year, we were 11.9 over, in terms of commercial, I believe. 11.3, I’m sorry. The effect in Q4 was the result of a higher base in Q4 ’02 as a result of picking up a lot of Lifeguard business, and with higher priced business. And if you look at our Q4 ’02, we went back and looked at this. We actually had about a 4 percent increase between Q3 and Q4, which was unusually high. If you normalize Q4 of ’02, you end up being consistent with the overall 11.8 percent trend.

This year, we think that the pricing trend overall is down by about 100 basis points, and then we’ll have, maybe, 50 basis points of additional pricing reduction in yield as the result of mix. So, the Q4 number is an anomaly, the more appropriate number is the annual number which is 11.8. On an apples-to-apples by group in geography, we’ll probably be at about 11 in ’04, but there will be a mix that will get us into the mid 10s in terms of actual yield.

Matthew Borsch – Goldman Sachs

Great, thank you.

Operator

Our next question then will come from Josh Raskin of Lehman Brothers.

Josh Raskin – Lehman Brothers

Hi, thanks. Quick question on the New Jersey hospital situation. Just wondering when were those renegotiations, and when did you guys recognize that there was going to be some sort of difficulty?

Jay Gellert – Health Net, Inc.

The renegotiations occurred primarily last year. I think we saw the difficulty, really, in the month of January, when we really were able to kind of fully review the results, and I think that the trends were masked to some degree. We, at this point, are being very conservative in looking at that stuff, because we don’t want to end up underestimating the issue before us. But we’ll have better data over the next couple of months.

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT

Josh Raskin – Lehman Brothers

Okay, that helps. And then just a quick question on the impact of the leap year, the extra day. I was wondering if you could help us out with the math a bit. It sounded like $.10. It just sort of surprised me; it was a bigger impact than I was sort of calculating. And then also, Jay, you mentioned some of the conservatism for your 2004 guidance was a result of that, and, I was wondering, it would seem to me that it would completely reverse throughout the year if you had the extra costs, you would probably have the extra premiums in the next few quarters?

Jay Gellert – Health Net, Inc.

Yes. The premium comes in the last three quarters, so that the guidance we’ve given is a result of the Northeast issues, not as a result of not making up for leap year. The additional day means you have 1.6 percent more health care weekdays, and health care days. 1.1 percent days and 1.6 percent working days in the quarter, and we run about $20 million a day for the extra day. In our case, we have very few high deductible plans, so we don’t get the counter-veiling first quarter effect of the deductible, which would make up for it in other cases. So, since our renewals were all of our low deductible plans in January, which is typically when we have the large group renewal, we had a mismatch that we didn’t fully anticipate as we entered ‘04.

Josh Raskin – Lehman Brothers

And the $20 million per day, we should think about, we should think that is what is going to be the total impact for the quarter, and I guess that reverses out the next three quarters?

Jay Gellert – Health Net, Inc.

Yes, that’s exactly right, because we’ve priced for it, but we mispriced the effect on Q1.

Josh Raskin – Lehman Brothers

Okay. And then just a last question on TRICARE, just having gone through sort of the changes in the contracts and the wind downs, etc. It looked to us as though you guys were going to benefit from an additional couple of months, I think it’s four months, from retaining your old contract while the new North contract comes on, sort of, you know, so there’s a little bit of an overlap there. I was just wondering, I think you had mentioned there’s no impact from an earnings perspective. But, should we think about higher than expected revenues for the third quarter?

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT

Jay Gellert – Health Net, Inc.

I need to go back on the overlap. It wasn’t my recollection that we, in fact, had it. I think that the contracts that we have going off, go off earlier, and the North comes on later, so I don’t think we have that situation, but we’ll get back to you on that.

Josh Raskin – Lehman Brothers

Okay. We can get these details offline. Thanks.

Operator

And we will next go to Christine Arnold with Morgan Stanley.

Christine Arnold – Morgan Stanley

Okay, a couple of questions. Could you give us the dollar impact year-over-year of the lower New Jersey earnings first quarter? What’s the detriment?

Jay Gellert – Health Net, Inc.

I don’t understand. The –

Christine Arnold – Morgan Stanley

Look at how much New Jersey’s going to earn the first quarter ’04 versus first quarter ’03. How much lower are the New Jersey earnings? I’m trying to isolate that from the other factors?

Jay Gellert – Health Net, Inc.

We don’t have the exact numbers there, but I would say a fair estimate as you look at it, on an annualized basis, because that’s what we’ve looked at it so far, there’s probably $700 to $800 million of annual revenue in New Jersey, and we probably have a 250 to 350 bp medical problem that we’ve estimated there. We’ll pick up more pricing on the back end, but we don’t have an exact number on that at this point in time.

Christine Arnold – Morgan Stanley

Alright, so if I take 5 percent of 750, I’m going to be pretty close to the impact year-over-year for first quarter?

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT

Jay Gellert – Health Net, Inc.

750 is the annualized number.

Christine Arnold – Morgan Stanley

Divided by 4?

Jay Gellert – Health Net, Inc.

Yes. That – that could be your analysis.

Christine Arnold – Morgan Stanley

All right. Could you go through the cash flow again? I thought TRICARE was going to be more predictable cash flow, and your receivables levels seems pretty low relative to your competitors. I am curious why the negative cash flow implication in ’04 relative to what we’d hoped for.

Marv Rich – Health Net, Inc.

Our cash estimate for ’04 is $400 million, but the runoff of the old contracts will cost us in cash $244 million, so we will have a net of $155 million for ’04. That’s a one-time runoff.

Christine Arnold – Morgan Stanley

Could you explain to me negative, if you only have a $91 million receivable, why the negative cash flow of 244?

Jay Gellert – Health Net, Inc.

Yes, in fact, if we had a high receivable, we’d have less negative cash flow. The reason for that is, you have claims payable of about $100, I think about $180 to $200 million, and since we’re moving from a situation where they’re going to retrospectively reimburse us for claims payments from the present situation of where they are prospectively paying, we lose the float on the claims payment.

And in terms of the receivable, in the short term, just to be safe, we’ve planned for the receivable to go up. We’ll have exact numbers, but by the end of the year. But we think that the float will go down, which will have a negative cash flow effect, in the first year, because of the federal budget issues, we’re being conservative in assuming the

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT

receivable could come up. But the receivable will come down in ’05, but we won’t regain the float. If we had a big receivable, as it related to the last contract, their paying down of the receivable would eliminate the effect of losing the flow.

Christine Arnold – Morgan Stanley

Okay, so it’s more the new contract term?

Jay Gellert – Health Net, Inc.

Yes, yes.

Christine Arnold – Morgan Stanley

It’s not prepaid health care, it’s post-paid health care, so it’s not really the old contract runoff, it’s new contract terms?

Jay Gellert – Health Net, Inc.

That’s right. It’s predictable because they reimburse us for claims, so it reduces our risk, but it’s paid on a retrospective basis.

Christine Arnold – Morgan Stanley

Okay. I know you went through the yield on ’03 to ’04. Could you go through the cost trends for commercial ’03 to ’04, on where you are expecting things to move?

Jay Gellert – Health Net, Inc.

Yes.

Christine Arnold – Morgan Stanley

Incorporate into that discussion why you had a negative development on the prior period, and that should do me for now.

Jay Gellert – Health Net, Inc.

Okay. The pharmacy trends we see is 7 to 8, the physician trends we see is 8 to 9. The hospital trends we see is 11 to 12. Overall, with the exception of kind of the New Jersey issues which I talked about, that’s, that’s about a 10 percent trend. The restatement of $10 million on the size of the payments we make, which is about the claims payable we

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT

have which is over $1 billion, and the payments we make which is, you know, in excess of $8 billion, to us, is a diminimus amount, so it could come in either way. But we don’t think that’s relevant to the trends we talked about.

Christine Arnold – Morgan Stanley

And how do you think about this ruling that you are supposed to pay $125 million in claims for patient services delivered in ’03. I think that’s a new piece of news. How do you think about that? Is that already reserved for?

Jay Gellert – Health Net, Inc.

What ruling are you talking about?

David Olson – Health Net, Inc.

What are you talking about?

Christine Arnold – Morgan Stanley

A judge ruling. We can talk about it offline. I think it just came out. So I can get back to you on that.

Jay Gellert – Health Net, Inc.

Yes. We’ll take a look at that.

Christine Arnold – Morgan Stanley

Okay, thanks.

Operator

Our next question, then, is from Charles Boorady with Smith Barney.

Charles Boorady – Smith Barney

Hi, good morning. First question, just could you walk through sequentially for us how you get from the first quarter of $.51 to $.55 to the full year number? What the sequential progressions will look like in 2, 3 and 4Q’s. And just how much will be coming from the, you know, rectifying the New Jersey issue versus cutting overhead in each of those quarters?

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT

Jay Gellert – Health Net, Inc.

Well, if you look at the quarters, and you first just chart it at 15 percent quarter-over-quarter, what you’d see that at this point, we’re starting between $.10 and $.14 behind. If you look at our SG&A in the second half of the year, it is at least that much less than that amount. So, just based on 15 percent year-over-year, with the effect of Health Net One, it provides the means to get to the high end of the range. We also, though, in case there was any slippage, gave a conservative number, which is the low end of the range.

Charles Boorady – Smith Barney

In terms of sequentially, what would 2, 3 and 4Qs look like?

Jay Gellert – Health Net, Inc.

Well, we want to do a little more work on that. But we’ll get that out fairly soon, and we’ll be able to show that to you. We want to just kind of – finally kind of size all of the New Jersey issues we have. But we’ll be able put that together, and we just want to tie that down completely before we offer that guidance.

Charles Boorady – Smith Barney

All right. How big is New Jersey? Because, you know, the dollar amounts it would take to turn it around seem quite large relative to the size of First Options, according to my –

Jay Gellert – Health Net, Inc.

We have 350,000 members and a book of, on an annualized basis, of between $700 and $800 million. And, you know, I think to turn it around, we really need to kind of make up, as I said, the 250 to 350 bps of performance worse than anticipated.

Charles Boorady – Smith Barney

Can you give us a few more specifics? You talked about some of the general kind of issues. But can you give us some specifics on what you would do to turn it around aside from price?

Jay Gellert – Health Net, Inc.

Clearly, we have already initiated changes in our pricing strategy. But we’ve seen – we saw some leakages in some of the recontracting, so we are going to be looking at

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT

health care cost initiatives, as well as recontracting initiatives in the process. And we view that as really more or kind of – the main gain we’ll make are on the cost side, but that in the short term, until we see them, we will price based on our actual experience.

Charles Boorady – Smith Barney

What percent of the business renews, or are you able to reprice in the remainder of this year versus what was started with generally?

Jay Gellert – Health Net, Inc.

Sixty percent of the business renews beginning in the second quarter. We’ve already begun the pricing changes. The vast majority of it is in the second half of the year. So we’ll be able to rectify this for ’05. We’ll get some benefit in ’04. But we’re being conservative in terms of approaching it.

Charles Boorady – Smith Barney

Gotcha. In terms of the – when we can expect to get more specifics on how you get to the full-year number, just from where you’re starting off in the first quarter, and a sequential expected progression through the year? Is there going to be an opportunity before you report the next quarter for you to come back to us with more details in light of FD? I assume we will not be able to do that one-on-one offline?

Jay Gellert – Health Net, Inc.

Yes, we’re working on it. It will come no later than the first quarter call, but we are working on it to get the maximum information out so we can get people comfortable.

Charles Boorady – Smith Barney

In terms of prior period development, what was the impact to the reported EPS in the fourth quarter ’03? Was there an impact? Was that a net number? Was there an offsetting number to it?

Jay Gellert – Health Net, Inc.

It basically was diminimus. When we looked at it, I think it was maybe a penny or two.

Charles Boorady – Smith Barney

Okay. Positive or negative?

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT

Jay Gellert – Health Net, Inc.

You know. I believe it was negative, but we’ll confirm that for you.

Charles Boorady – Smith Barney

Okay. Last question just on TRICARE. One of the other TRICARE providers showed a surprising pop in the TRICARE results for the fourth quarter and attributed it largely to the situation in Iraq. And I recognize that, you know, which bases or which regions, there are callups from could have some impact on that and also there is some accounting flexibility with TRICARE when you recognize certain things. But can you give us any color on whether you’re expecting to see a big pickup in TRICARE in the next three quarters of this year, or should we take the fourth quarter number and assume that that’s about the right run rate for the full year ’04?

Jay Gellert – Health Net, Inc.

We’ve been very conservative in making any bid price adjustment assumptions. The increase in volume and the increase in profitability are dependent on making those assumptions. So we’ve conservatively booked so we have really not assumed that that data until we get it. Because what you have to be able to do is know what portion of it is the result of additional people versus what portion of it is related to health care costs. So we’ve taken a conservative approach in terms of our booking there, and we’ve continued to make those assumptions going into next year. It’s possible that there may be some affirmative news there.

Charles Boorady – Smith Barney

Okay. Can I ask a real general wrap-up question, because I’ve been in the business a long time, ran a public company a long time, and know that generally when there’s disappointing news, it is good to get it all out at once. But, on the other hand, I can’t really get fully comfortable with the explanation, and it sounds like you have more work to do on how you get from the $.51 to $.55 in the first quarter to the full-year number, which looks like a more significant slope entry year than what I’ve seen in the past from your company or other companies in this group.

Is there something you could say to get us comfortable with how comfortable you are that there’s not going to be another revision in guidance once you do go through and look at the sequential quarterly progression? How good you feel about the full-year guidance right now. Is there some chance that it may have to come down again, or do you feel like it’s a pretty solid number?

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT

Jay Gellert – Health Net, Inc.

Well, I think we’ve intentionally been conservative, and so I think we’re rather trying to just give the data that actually is complete, rather than being concerned about the ability to present it. I agree with you, Charles, the thing you want to do is get it all out. So we’ve focused, you know, on taking a conservative look on what we have.

Charles Boorady – Smith Barney

Okay, great, look forward to getting more on the sequential quarters.

Operator

Our next question will be from Jim Lane with Argus Partners.

Jim Lane – Argus Partners

My questions were answered, thank you.

Operator

We will next go to Scott Fidel with JPMorgan.

Scott Fidel – JPMorgan

Yes, sir, good morning. I was hoping just to get a little more clarification on the SG&A in terms of expected improvements in the back half of the year. Can you maybe just talk about how you expect overall SG&A to trend in relation to the 10.6 percent that you did in ’03? Should we expect that SG&A will likely go up in ’04, or should it be generally stable and then also maybe the delta in the first half as compared to the second half? Thanks.

Jay Gellert – Health Net, Inc.

First of all, as we said, the SG&A is down by about, I believe, by about 30 bps, just as a result of selling the EOS operation. I think, overall, for the full year, the administrative ratio should be down between 70 and 100 basis points. The vast majority of the savings coming in the second half as we complete the Health Net One project.

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT

Scott Fidel – JPMorgan

Okay, that’s helpful. And then the second question is just on the restatements that you had, and particularly, with the workers’ compensation costs. Were those entirely attributable to your internal membership or was there an impact from the workers’ compensation business that you sold to First Health, or was that just an internal adjustment you made?

Marv Rich – Health Net, Inc.

Just internal associates.

Scott Fidel – JPMorgan

Okay, thanks.

Operator

As a reminder, star 1 for a question. If you find your question has been answered, you may remove yourself from the queue by pressing the pound key. We’ll next go to Scott.

Jay Gellert – Health Net, Inc.

Just did Scott.

Operator

Very good. We’ll next go to Eric Veiel with Wachovia Securities. I apologize for that.

Eric Veiel – Wachovia Securities

Yes, I wanted ask a follow-up question on TRICARE. As I understand the situation, Regions 2 and 5 will move to you guys in July and that Region 6 doesn’t move away from you guys until November. Are my facts wrong there?

Jay Gellert – Health Net, Inc.

I believe you are right about those facts, but I believe that the other business that we have, which is Oregon, Washington, California and Hawaii moved earlier. We will give you the exact dates.

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT

Eric Veiel – Wachovia Securities

So, 9, 10 and 11 move even before July?

Jay Gellert – Health Net, Inc.

Yes, but we’ll get the exact numbers.

Eric Veiel – Wachovia Securities

Okay. That would be helpful. I wanted to make sure I understood what you are saying. That was my only question.

Operator

We’ll next go to Jay Leopold with Legg Mason.

Jay Leopold – Legg Mason

Hi. This is clearly a little speed bump right here with New Jersey, but I wanted to try to look a little longer term. Assuming that you can get New Jersey priced to your satisfaction a year from now, and given your long-term growth estimates of 15 percent, should we take your old guidance of $3.08 for 2004 as 15 percent and conceptually think that’s a framework for thinking about 2005?

Jay Gellert – Health Net, Inc.

Yes.

Jay Leopold – Legg Mason

So your confidence in a multi-year path of improvement is still very high, and you’re really looking at what you think is an isolated incident?

Jay Gellert – Health Net, Inc.

Yes.

Jay Leopold – Legg Mason

Okay. And then, finally, just on the leap year, we should automatically assume, let’s say, you do $.51 to $.55, add $.10 to that the second quarter as a leaping off point, and

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT

then figure on any improvements you are going to be making in SG&A and the first little steps of repricing your New Jersey book?

Jay Gellert – Health Net, Inc.

We won’t have SG&A savings in the second quarter. That’s the quarter where we’ll be really focusing on completing Health Net One. But I think the other analysis is largely right. But we’ll give clearer guidance by the Q1 call.

Jay Leopold – Legg Mason

Thank you.

Operator

We’ll next go to Ed Kroll with SG Cowen.

Ed Kroll – SG Cowen

Good morning. Couple of questions. On the systems project, it sounds like it’s on time or it’s on – you’re on schedule as far as the timing of completion. How about the cost? Is the cost of the other project still what you thought it was going to be?

Marv Rich – Health Net, Inc.

The cost is a few million better than our plan. This is a 30-month project. We late last year, slipped the date by two months, as you know that’s a 7 percent slippage on the dates, but the cost in the project is better than planned.

Ed Kroll – SG Cowen

Okay. Thanks for that. As far as the restatement, well, there’s not a – doesn’t appear, at least in the press release I’m looking at, that there’s an ’02 full-year income statement, and I’m just wondering, the numbers involved seem pretty small. Why would your auditors even bother, from a materiality standpoint, to have you restate?

Marv Rich – Health Net, Inc.

There’s a couple of – actually three things going on here. One is the workers’ comp, which we had estimated – underestimated in the prior years. And the second was, when we took a look at our leases during the year-end audit, leases going back clear to 1998, we had booked those leases as we paid them. In other words, if you had free rent up

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT

front for six months, or if you had an escalation clause down the pike in five years, we booked exactly as the way we were billed.

So when we discovered this one lease that was accounted for that way, we went back on all of our buildings, which by the way we have 30 buildings less this year than last year, that we went back and smoothed the free rent escalation clauses month-to-month, and the total impact was about $5 million, back to 1998.

And, on top of that then, every year-end, your external auditors have some adjustments that are diminimus in nature, and they’re sprinkled all over the financials, as a result of restating those really dinky items, also the dinky adjustments, we went through those as well, and the offsets are just extremely small. The net result is extremely small.

Ed Kroll – SG Cowen

Okay, so, maybe individually, some of the items met the materiality test, but the net of them all is what looks so small to us, is that –

Jay Gellert – Health Net, Inc.

The numbers are incredibly small by quarter. They grouped, when you group all of the quarters together and look at the balance sheet effect at one point in time, they’re enough to meet that threshold. Do you understand what I’m saying?

Ed Kroll – SG Cowen

Yes, thank you.

Jay Gellert – Health Net, Inc.

So if you take each quarter independently, the numbers are very, very small. If you say, in aggregate, at the end of ’02, they – that’s where you get to the issue.

Ed Kroll – SG Cowen

Okay. I guess in your K you’ll have a restated full year ’02?

Jay Gellert – Health Net, Inc.

Yes.

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT

Ed Kroll – SG Cowen

Financials, I mean?

Jay Gellert – Health Net, Inc.

Yes.

Ed Kroll – SG Cowen

Okay. And then one last question. I guess that the impact of the leap year, you know, somebody asked this earlier, and I am still not sure I understand. It looks to me, looking at the calendar, like we’ve got the same number of work days? ’04 and ’03, for February? And actually, the 29th is a Sunday.

Jay Gellert – Health Net, Inc.

But if you take the full quarter, because we are not reporting month by month, there were 64 work days in ’04, and there are 63 in ’03.

Ed Kroll – SG Cowen

Okay.

Jay Gellert – Health Net, Inc.

You’re looking at quarter whole. You are not just looking at February, right?

Ed Kroll – SG Cowen

Okay. Okay. All right. I’m with you on that. Thank you.

Operator

Our next question will then come from Alan Brochstein with Piedra Capital.

Alan Brochstein – Piedra Capital

Yes, I actually had two questions. Can you refresh us on the normal seasonality? Can you explain why you have a seasonality? Sorry for such a basic question, and then my second question is, can you update us on the litigation? I thought that the Superior

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT

litigation had been fully resolved but there’s evidently some more litigation. Can you just update us as to that?

Jay Gellert – Health Net, Inc.

Okay. The seasonality results in the fact that a big portion of our book renews in the second half of the year, that our utilization is lower in the second half of the year. If you look, for example, at ’03, what you’ll see is that our MLR was 83.3 in Q1 and 83.6 in Q2, 82.2 in Q3 and 81.7 in Q4. So what it basically shows you is that we have less utilization in the second half of the year. Our capitation contracts and our other provider contracts are effective generally the start of the year and so the revenue that we gain in the second half of the year also goes directly to the bottom line. That’s our traditional seasonality pattern that we’re talking about that was exacerbated by the extra day in the first quarter of the year.

What was the second question again?

Alan Brochstein – Piedra Capital

Just, I thought that settlement with Superior was a conclusive act, but I think that there was some additional litigation afterwards? I was just wondering if you could just update us on that?

Jay Gellert – Health Net, Inc.

Well, in the case of the Superior case, which we reached a conclusion with the bankruptcy estate, which was affirmed by the bankruptcy court, and so the bankruptcy court concluded that it was a resolution in full with the estate. There’s a dissatisfied member of the estate, who’s filed separate issues, which we will discuss in the K. But the fundamental agreement with the bankruptcy estate has been reached and confirmed by the bankruptcy court.

Alan Brochstein – Piedra Capital

Do you feel like you need to reserve anything additionally?

Jay Gellert – Health Net, Inc.

Well, that’ll be discussed. That’s probably best discussed in the K.

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT

Alan Brochstein – Piedra Capital

Okay. Thank you.

Jay Gellert – Health Net, Inc.

Also, there was an earlier question, I have some information here. Region 11 ends March 31, 2004. California/Hawaii ends June 30, 2004. Region 6 ends October 30, 2004. Region 2-5 starts July 1, 2004. Region 1 starts September 1, 2004. So when you put all that together there’s somewhat – some of the early stuff, and before some of the new stuff begins, but then Region 6 extends an extra month. So that’s baked into our plans but it doesn’t have a tremendous effect on the overall numbers.

In addition, during the course of this call, we checked with the people who handle all of the California litigation regarding Tenet, and we’re not aware of any case in the courts, for which anything has happened, but we do have obviously money reserved for all of the things we see vis-a-is Tenet.

Operator

Any additional questions, Mr. Brochstein?

Alan Brochstein – Piedra Capital

No, thank you.

Operator

We will next go to John Rex with Bear Stearns.

John Rex – Bear Stearns

Good morning. I was just wondering if I could get additional color on the enrollment outlook. I apologize if you already provided some of this. I guess first of all, I wanted to see what you are baking in in terms of actual enrollment, either in January or Q1, in terms of enrollment totals. It appears that you edged down the full year ’04 outlook again. I think prior, if I recall was 3 to 5 percent. I think you are more solidly at 3 percent now. I just wanted to get a little color on specifically what was moving that, and also what you are baking in terms of net Medicare adds in ’04.

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT

Jay Gellert – Health Net, Inc.

Well, in terms of the 3 percent, we’ve been a little more conservative, so that we can solve any pricing problems that exist in New Jersey. And so we’ve just taken a little more conservative approach. We don’t have any real data there, you know, other than that.

John Rex – Bear Stearns

But that is New Jersey specifically where that came down?

Jay Gellert – Health Net, Inc.

Yes. It is come – giving up the flexibility to make sure that we don’t have any enrollment expectations that stand in the way of correcting the issue, so as Jay Leopold said, we can be confident that the ’05 number is on line. We’re not going to do anything in that regard that would stand in the way. But in terms of, as I said, our initial January net is about 50,000, and so we’re feeling good about the first quarter because we’ll probably see a couple of percents commercial enrollment growth in the first quarter. So it gives us confidence that the 3 percent is conservative.

John Rex – Bear Stearns

Then Medicare, what kind of Medicare enrollment are you baking in for ’04?

Jay Gellert – Health Net, Inc.

Well, our original plan had basically flat Medicare. We, though, now, with the new bill and with some kind of special arrangements that we think we can make, expect Medicare enrollment growth, that, at least, would be in the high single digits, or on a percentage basis, and could even be better.

John Rex – Bear Stearns

High single digits on a percentage basis?

Jay Gellert – Health Net, Inc.

Yes, percentage, yes.

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT

John Rex – Bear Stearns

Okay. In terms of modeling for Medicare, are you modeling flat margins on that? Was ’03 improved or worse or?

Jay Gellert – Health Net, Inc.

We’re presently – the plan we have in front of us has flat margins built into it. So we’re not anticipating enhanced margins from the legislation.

John Rex – Bear Stearns

Flat margins, when you say that, let me just find this – flat percentage margins, or flat profit dollars per member per month?

Jay Gellert – Health Net, Inc.

The plan we have at this point in time is flat dollar margins in terms of what we’re doing.

John Rex – Bear Stearns

Flat dollars. Okay, so that may not necessarily be flat percentage margins then?

Jay Gellert – Health Net, Inc.

No, in fact, you know, I think we’re still working on it, but we’ve kind of taken seriously intent of legislation, that all the new money, not just a proportion of the new money, be used for the purpose of the legislation included, and we want to be conservative there too.

John Rex – Bear Stearns

Okay. Don’t know if you have this data at hand, but can you give us any guidance on where your small group renewal pricing is running in the Northeast as you are looking at doing ’04 renewals for small group?

Jay Gellert – Health Net, Inc.

Yes. I think maybe we can get back to you on the specific numbers. Why don’t we do that, rather than just guessing here?

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT

John Rex – Bear Stearns

Okay. Thank you.

Operator

Our next question will be from Tim Allen with Wentworth, Hauser.

Tim Allen – Wentworth, Hauser

This is maybe kind of a simple-minded question, but I was adding up some of the comments and looking at the bottom, and it doesn’t kind of add up. I had pricing this year up net 8 percent, membership up 3, slight positive improvement in MCR spread, a slight positive on admin, buying back stock, which was anti-dilutive and yet the top of your earnings range is only 10 percent. Which of those numbers is not right? Because clearly, if all those numbers are right, the guidance range would be a heck of a lot higher than up 10 percent.

Jay Gellert – Health Net, Inc.

I think that, you know, all of the – that the key issue that we haven’t included in your analysis is that negative effect of the New Jersey issue which we talked about.

Tim Allen – Wentworth, Hauser

Okay. So when you guys said we expect to make progress between pricing and cost, that’s really where the deviation could be, that you could have a negative MCR experience this year versus last year?

Jay Gellert – Health Net, Inc.

Yes, and in addition though, on the other side, we did talk about the premium being up 10, in the 10s, not at 8.

Tim Allen – Wentworth, Hauser

But I think you said after a 2 percent buydown, or something like that?

Jay Gellert – Health Net, Inc.

No, that was net of buydown. Just to be clear, I don’t want there to be a mistake about that, but, all of that guidance didn’t take into consideration the other issue which we’re

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT

facing, and so you are correct, though, that we’re well on track to meeting what we expected without that, and that to the degree we can bridge it, and have less of an effect, the high end of the range then becomes sensible.

Tim Allen – Wentworth, Hauser

So if you just presume the middle end of the range, it looks like you’re assuming that overall, that’s going to cost you, what, 100 basis points for the overall MCR for the year? That again –

Jay Gellert – Health Net, Inc.

No, I don’t think the numbers add up that way. I think, you know, we can go back and do that.

Tim Allen – Wentworth, Hauser

Okay, but the place where the deviation would occur – it would occur in the MCR.

Jay Gellert – Health Net, Inc.

Yes, it would occur in the MCR, and it would occur as a result of this New Jersey issue.

Tim Allen – Wentworth, Hauser

The New Jersey issue – would you define it in terms of utilization, or pricing, or both?

Jay Gellert – Health Net, Inc.

I think it was pricing, but I also think we have some utilization issues – particularly in the outpatient environment.

Tim Allen – Wentworth, Hauser

Okay.

Jay Gellert – Health Net, Inc.

And I think that we didn’t, we didn’t effectively make assumptions on how the changing contract would have both the utilization as well as a unit cost effect.

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT

Tim Allen – Wentworth, Hauser

Okay. Thanks.

Operator

And our next question will then be from Carl McDonald with Banc of America.

Carl McDonald – Banc of America

Thank you. I’m not sure that I exactly understand the issue in New Jersey. To begin with, are we talking about one hospital system or is the problem more widespread?

Jay Gellert – Health Net, Inc.

The problem is widespread, because we had a whole series of arrangements that were an outgrowth of our acquisition of First Option, so the entire network largely was constructed around those arrangements.

Carl McDonald – Banc of America

Okay. On the recontract – Is the issue as you see it now on the unit price side, or is it higher than expected per diem rates, or is it a problem with stop loss arrangements?

Jay Gellert – Health Net, Inc.

The three main areas where we’ve been hit are unit costs, some stop loss, but also outpatient pricing. We have a big outpatient pricing issue that wasn’t completely foreseen that has had both utilization and unit cost implications.

Carl McDonald – Banc of America

Great, thank you.

Operator

Our next question will then be from John Szabo with CIBC World Markets.

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT

John Szabo – CIBC World Markets

Good morning. Thanks. Did you bake in membership losses from New Jersey into that 3 percent membership guidance, or are you still working through what that impact may be given the cost problem in New Jersey?

Jay Gellert – Health Net, Inc.

We took a conservative approach that reflected that. While we can’t be specific yet, that’s the basis for our conservatism.

John Szabo – CIBC World Markets

Okay. I’m sorry if you gave this before. But what was the expected impact from seasonality on the first quarter, on a per share basis or did you not give that?

Jay Gellert – Health Net, Inc.

I don’t think we gave that. We can kind of – we can talk to you and try to work through that question, but I don’t think we gave it.

John Szabo – CIBC World Markets

Well, I guess, from just looking at a $.68 estimate, which is, you know, what we had, $.10 on the leap year, and, if you just do $750 million in revenue and you said what about a 350 basis point delta on the cost, that’s, you know, like $.13 a share, which kind of gets you down to your range. So I’m assuming that the impact of the seasonality and maybe – there, you must be assuming some improvement.

Jay Gellert – Health Net, Inc.

No, let me go through this. As I mentioned, I think, the $700-800 million on New Jersey, that’s the full year, so you have to take a quarter of that.

John Szabo – CIBC World Markets

Right.

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT

Jay Gellert – Health Net, Inc.

And, so, I think what it shows, basically, is that in effect, that if you took a 15 percent increase and then took out those two issues, we’re well ahead of what that number would have been. So I think the point is that we did account for some of it, but we didn’t account sufficiently for the effective leap year. Because 68, if you look at 68, you know, we built this off of the concept of 57, it was more than 15 percent.

John Szabo – CIBC World Markets

Right. So it was $.10 in leap year and call it $.03 in New Jersey, and that would get you down to $.55 and so, what, maybe some increased spending for the conversion, offset by maybe some projected improvement?

Jay Gellert – Health Net, Inc.

Yes. But if you go back to the $.57, which we initially reported as opposed to the restated number, you would have – $.57 gets you to the $.65.

John Szabo – CIBC World Markets

Okay, got it.

Jay Gellert – Health Net, Inc.

If you take those, you get to it.

John Szabo – CIBC World Markets

Okay, thanks.

Operator

Next question is from Tom Carroll with Legg Mason.

Tom Carroll – Legg Mason

Good morning. I hate to keep hitting you on this New Jersey thing.

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT

Jay Gellert – Health Net, Inc.

That’s okay.

Tom Carroll – Legg Mason

A broader question. Are there any larger underwriting issues that Health Net is dealing with now or will be addressing over the next couple years? Not necessarily this year, but into the next two to three years. Part of my thought in the managed care space today versus five, 10 years ago, is that there’s just a much better understanding of medical costs and the components that make up all aspects of it. Thereby, we can price better and we can look into the future better, not only for pricing but for reserve settings and things like that.

So, is there a larger underwriting issue? Maybe you could touch on that a bit, because it would seem to me that you know your contracts in New Jersey, and you know, you have some idea of utilization up there, you’re a large organization, and successful historically. So, why isn’t that, you know, do you see what I’m getting at?

Jay Gellert – Health Net, Inc.

I think it’s a really good question. What it says to us is that when you make a major network change, like an overall network change, which is the effect we had here, that there are elements of risk we missed, and I think that’s as simple as it is. When you only have, when 250 or 350 basis points can have this this profound effect, when you change in methodologies, reimbursement and outpatient, when you change in other elements, and you do it system-wide, it has a profound effect. That’s why, you know, we do really well when we do evolutionary changes. We just have to get our arms around this, which is virtually the entire network came off of a system at the same time.

Tom Carroll – Legg Mason

How about, just talk quickly about your comfort level in understanding your medical costs today versus five years ago?

Jay Gellert – Health Net, Inc.

We are much more comfortable across the board than we were before, and this was an isolated case where we had a unique circumstance. We had a special set of arrangements that were virtually statewide that were the result of purchasing a provider-owned plan. So that we took on this provider-owned plan and then those expired all simultaneously and so that’s the effect we faced. And we faced it in a state that,

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT

unfortunately, has a whole series of other hospital pricing issues that all – so we kind of had the perfect storm in that state. We’ve not seen this problem anywhere else.

Tom Carroll – Legg Mason

Okay. Thank you.

Operator

We do have two more follow-ups. Our first is Jim Lane with Argus Partners.

Jim Lane – Argus Partners

Thanks. I came up with another one. I was wondering if you could talk about whether you found the need to change anything in your business processes or personnel in the Northeast over the last, you know, few months as some of these issues have, you know, have come to light. I am just curious about how the enterprise reacts to, you know, what you’ve characterized as an oversight?

Jay Gellert – Health Net, Inc.

Yes, we view it as an acute embarrassment, you know, an error that we take very personally, and we are in – we have done a kind of top to bottom review of it, and we’ll make a whole series of operating changes to reflect it.

Jim Lane – Argus Partners

Okay. And then just one follow on, I know this is a hard question to answer, but do you think that the magnitude of the issue in New Jersey was exacerbated by a more competitive environment today than, say, what we might have seen a year or two ago because of the, you know, growth objective you have in the Northeast?

Jay Gellert – Health Net, Inc.

I wish I could blame it on that. I think that the view we’ve taken basically says there are some things we need to fix, which we intend to do. I don’t think that we in any way can lay this on the foot of growth or the environment or anything else. You know, we take responsibility for what we didn’t do and we’re going to fix it.

Jim Lane – Argus Partners

All right. Thank you.

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT

Operator

And the next follow up is from Christine Arnold, Morgan Stanley.

Christine Arnold – Morgan Stanley

Couple follow-ups. On Medicaid, are you assuming deterioration in earnings for that book of business year-over-year first quarter of ’04? And then I have a follow-up.

Jay Gellert – Health Net, Inc.

Well, we’re assuming for the first three quarters of ’04 the existing rates that are already in place, combined with the actual membership experience that we have. So the assumptions we’re making are based on known facts. The budget would go into effect July 1 and the changes would be implemented October 1, and we’re making assumptions on the last quarter, but on the first three quarters we’re not.

Christine Arnold – Morgan Stanley

Okay. So you assume the first three quarters of ’04 stay the same with the fourth quarter of Q3?

Jay Gellert – Health Net, Inc.

We’re assuming that there will be changes in membership based on what we’re seeing in the marketplace. But we’re not assuming any changes from what kind of current law is in terms of rate setting.

Christine Arnold – Morgan Stanley

Okay. So if part of the year-over-year challenge also derived from Medicaid since the rate reduction went in effect in October, or were you able to fully offset that with your capitation arrangement?

Jay Gellert – Health Net, Inc.

We had some diminimus increases in the MLR, but that’s not the root of our issue. Our issue is what we said it was.

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT

Christine Arnold – Morgan Stanley

Okay. Thank you for clearing up the Tenet issue for us on that. Could you answer a quick question on your overall allowance for disputed claims? Are they higher or lower than a year ago on the hospital side?

Jay Gellert – Health Net, Inc.

Well, yes, they’re basically all done on a case-by-case basis.

Christine Arnold – Morgan Stanley

Uh-huh.

Jay Gellert – Health Net, Inc.

And we need to go back and take a specific look; it depends on kind of where we are. But, my guess would be that it is slightly lower.

Christine Arnold – Morgan Stanley

Okay.

Jay Gellert – Health Net, Inc.

Again, it just depends. It’s totally done based on individual situations plus an assessment of other situations and we can go back and take a look at it.

Christine Arnold – Morgan Stanley

Great. Thanks again for clearing that up. I appreciate it.

Jay Gellert – Health Net, Inc.

Thanks, Christine.

Operator

There are no further questions at this time. I would like to turn the conference back over to David Olson for a closing remark.

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT

David Olson – Health Net, Inc.

Thank you very much all for joining us. We will see you in late April, early May to talk about the first quarter.

And to remind everyone – our analyst day this year will be on May 25th. That’s Tuesday, May 25 in New York, the same location as last year. You will be getting information about it very soon. Hope to see you then, if not before, then somewhere along the road. Thank you.

Operator

This does conclude today’s conference call. We would like to wish everyone a good day.

Health Net, Inc. Earnings Conference Call Transcript

Q4 2003 – February 11, 2004 / 8:00 AM PT